CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” and to the incorporation by reference of our report dated August 27, 2014 for Nuveen Symphony Dynamic Credit Fund (one of the funds constituting the Nuveen Investment Trust III) in the Registration Statement (Form N1-A) and related Prospectus and Statement of Additional Information of Nuveen Investment Trust III filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 46 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-65269).

/s/ Ernst & Young LLP

Chicago, Illinois

October 10, 2014